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                                                                    EXHIBIT 5.2



                    [LETTERHEAD OF ELLSWORTH, WILES &
                            CHALPHIN, P.C.]


                              May 15, 1997


National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512

Ladies and Gentlemen:

        We have acted as counsel to National Penn Bancshares, Inc. ("NPB") in connection with the preparation and filing by NPB and NPB Capital Trust (the "Trust") of a registration statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Act"), with respect to the offer and sale of certain of the Trust's Preferred Securities (liquidation amount $25 per Preferred Security (the "Preferred Securities")) and certain of NPB's Junior Subordinated Debentures (the "Debentures") and the related Guarantee Agreement by and between NPB and Bankers Trust Company, as trustee (the "Guarantee"). In connection therewith, you have requested our opinion as to certain matters referred to below.

        In our capacity as such counsel, we have familiarized ourselves with the actions taken by NPB in connection with the registration of the Debentures and the Guarantee. We have examined the originals or certified copies of such other documents, including the Registration Statement and the amendments thereto, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents. We are attorneys admitted to practice before the Courts of the United States and the Courts of the Commonwealth of Pennsylvania and, accordingly, we express no opinion with respect to matters governed by the laws of any jurisdiction other than the federal laws of the United States or the internal laws of the Commonwealth of Pennsylvania.
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National Penn Bancshares, Inc.
May 15, 1997
Page 2



        Based upon and subject to the foregoing, we are of the opinion that:

                1. NPB is a corporation which has been duly formed and is validly subsisting under the laws of the Commonwealth of Pennsylvania. NPB has full power and authority to issue the Debentures and enter into the Guarantee.

                2. When issued (with respect to the Debentures), or executed and delivered (with respect to the Guarantee), as set forth in the Registration Statement, the Debentures and the Guarantee will be valid and binding obligations of NPB.

        We consent to the references to this opinion and to Ellsworth, Wiles & Chalphin, P.C. in the Prospectus included as part of the Registration Statement under the caption "Validity of Securities", and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        ELLSWORTH, WILES & CHALPIN, P.C.


                                    By: ___________________________________
                                        Authorized Officer


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